Filed Pursuant to Rule 424(b)(3) - Registration Statement No. 333-163901

FIRST TRINITY FINANCIAL CORPORATION

PROSPECTUS SUPPLEMENT NO. 14

(to Prospectus Dated April 7, 2011)

We are supplementing our Prospectus dated April 7, 2011 as originally filed as part of our Registration Statement on Form S-1 (Reg. No. 333-163901) with the Securities and Exchange Commission (the “Commission”) on December 21, 2009, as amended by that certain Post-Effective Amendment No. 3 to the Form S-1 on Form S-1/A, as filed with the Commission on March 31, 2011 (and effective as of April 7, 2011), as supplemented from time to time, related to the offering of up to 1,333,333 shares of common stock and an additional 133,334 shares for oversubscriptions (the “Prospectus”). This Prospectus Supplement No. 14 is to provide information contained in our Form 8-K filed with the Commission on March 16, 2012, a copy of which is attached hereto and incorporated herein by reference. On May 12, 2011 we filed Prospectus Supplement No. 1 to supplement the Prospectus. On May 25, 2011 we filed Prospectus Supplement No. 2 to supplement the Prospectus. On July 27, 2011, we filed Prospectus Supplement No. 3 to supplement the Prospectus. On August 12, 2011, we filed Prospectus Supplement No. 4 to supplement the Prospectus. On August 31, 2011, we filed Prospectus Supplement No. 5 to supplement the Prospectus. On October 20, 2011, we filed Prospectus Supplement No. 6 to supplement the Prospectus. On October 24, 2011, we filed Prospectus Supplement No. 7 to supplement the Prospectus. On November 8, 2011, we filed Prospectus Supplement No. 8 to supplement the Prospectus. On November 14, 2011, we filed Prospectus Supplement No. 9 to supplement the Prospectus. On November 29, 2011, we filed Prospectus Supplement No. 10 to supplement the Prospectus. On December 13, 2011, we filed Prospectus Supplement No. 11 to supplement the Prospectus. On December 29, 2011, we filed Prospectus Supplement No. 12 to supplement the Prospectus. On January 12, 2012, we filed Prospectus Supplement No. 13 to supplement the Prospectus.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11, Prospectus Supplement No. 12, Prospectus Supplement No. 13 and this Prospectus Supplement No. 14. Prospectus Supplement No. 14 should be read in conjunction with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11, Prospectus Supplement No. 12 and Prospectus Supplement No. 13 and is qualified by reference to the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11, Prospectus Supplement No. 12 and Prospectus Supplement No. 13 except to the extent that the information in this Prospectus Supplement No. 14 supersedes the information contained in the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11, Prospectus Supplement No. 12 and Prospectus Supplement No. 13.

ANY POTENTIAL INVESTORS IN OUR COMMON STOCK ARE URGED TO READ THE PROSPECTUS, PROSPECTUS SUPPLEMENT NO. 1, PROSPECTUS SUPPLEMENT NO. 2, PROSPECTUS SUPPLEMENT NO. 3, PROSPECTUS SUPPLEMEMT NO. 4, PROSPECTUS SUPPLEMENT NO. 5. PROSPECTUS SUPPLEMENT N0. 6, PROSPECTUS SUPPLEMENT NO. 7, PROSPECTUS SUPPLEMENT NO. 8, PROSPECTUS SUPPLEMENT NO. 9, PROSPECTUS SUPPLEMENT NO. 10, PROSPECTUS SUPPLEMENT NO. 11, PROSPECTUS SUPPLEMENT NO. 12, PROSPECTUS SUPPLEMENT NO. 13 AND THIS PROSPECTUS SUPPLEMENT NO. 14 CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE OFFERING.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR THE RISKS ASSOCIATED WITH OUR BUSINESS.

Our Report on Form 8-K

On March 16, 2012 we filed the attached Form 8-K with the Commission.

Neither the Commission nor the Oklahoma Department of Securities has approved or disapproved of these securities or determined if this Prospectus Supplement No. 14 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 16, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 16, 2012

First Trinity Financial Corporation
(Exact Name of registrant as specified in its charter)

Commission File No. 000-52613

Oklahoma	34-1991436
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7633 E 63rd Place, Suite 230, Tulsa, OK	74133
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

On March 16, 2012, the Registrant, First Trinity Financial Corporation (“First Trinity”), issued a press release announcing its operating results for the year ending December 31, 2011 (the “Press Release”). A copy of the Press Release is attached hereto as Exhibit 99.1.

The information in this Form 8-K and the Exhibit attached hereto pertaining to the Company's financial results shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01  Financial Statements and Exhibits

Filed herewith is the following:

Exhibit No.	Description

99.1	Press Release of March 16, 2012 relating to the announcement of First Trinity Financial Corporation's 2011 operating results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Trinity Financial Corporation

Date: March 16, 2012	By:	/s/ Gregg E. Zahn
Gregg E. Zahn
President and Chief Executive Officer

Exhibit 99.1

March 16, 2012

Tulsa, Oklahoma

First Trinity Financial Corporation Announces Operating Results for Year Ended

December 31, 2011

First Trinity Financial Corporation today reported operating results for the year ended December 31, 2011. For the year ended December 31, 2011, net income increased to $7,359,993 compared to $91,336 for the year ended December 31, 2010. The increase in 2011 net income is primarily attributed to a $6,915,479 realized gain from the 2011 acquisition of Family Benefit Life Insurance Company. In addition, net income per common share (basic and diluted) increased to $1.00 per share for 2011 compared to $0.01 for 2010. Assets also increased to $144,747,655 as of December 31, 2011 from $61,588,861 as of December 31, 2010. The increase in 2011 assets is primarily attributed to the 2011 acquisition of assets with a fair value of $68,957,169 from Family Benefit Life Insurance Company.

About the companies:

First Trinity Financial Corporation (www.firsttrinityfinancial.com) is a financial holding company with its home office in Tulsa, Oklahoma. First Trinity is registered with the Securities and Exchange Commission but its stock does not trade on an exchange. First Trinity was incorporated in 2004 with the purpose of forming a life insurance company and premium financing company. It now has three wholly owned subsidiaries in those businesses: Trinity Life Insurance Company, Family Benefit Life Insurance Company and First Trinity Capital Corporation. First Trinity is owned by over 4,000 Oklahoma residents.

Trinity Life Insurance Company (www.trinitylifeinsurance.com) is a life insurance and annuity company headquartered in Tulsa, Oklahoma, offering life insurance and annuity products to the citizens of Oklahoma, Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio and Texas.

Family Benefit Life Insurance Company is a Missouri domiciled life insurance and annuity company with its home office in Jefferson City, Missouri offering life insurance and annuity products in the states of Missouri, Arizona, Colorado, Kansas, Nebraska, New Mexico and Oklahoma.

First Trinity Capital Corporation was incorporated in 2006, and began operations in January 2007 providing financing for casualty insurance premiums. First Trinity Capital provides financing for casualty insurance premiums for individuals and companies and is licensed to conduct premium financing business in the states of Alabama, Arkansas, Louisiana, Mississippi and Oklahoma.